EXHIBIT 19.1

MONSTER BEVERAGE CORPORATION

INSIDER TRADING POLICY

Effective Date: June 22, 2023

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TABLE OF CONTENTS

I.	PURPOSE OF THE INSIDER TRADING POLICY		1

II.	CERTIFICATION		1

III.	THE USE OF INSIDE INFORMATION WHEN TRADING IN SECURITIES		1
	A.	General Rule	1
	B.	To Whom Does the Policy Apply?	3
	C.	No Trading Allowed in Other Companies’ Securities When in Possession of Material Nonpublic Information	4
	D.	No Trading in Exchange Traded Options	4
	E.	Monster Beverage Employee, Consultant and Director Stock Options, Restricted Stock Units, and Deferred Stock Units	4
	F.	No Margin Accounts or Pledges	5
	G.	No Short Sale or Hedging	5
	H.	General Guidelines and Procedures	6
	I.	Additional Restrictions on Trading by the Window Group	7
	J.	Insider Trading Compliance Officer	8
	K.	Procedures for Approving Trades by Persons in the Pre-Clearance Group and Hardship Cases	9
	L.	Mandatory Broker Procedures for Section 16 Individuals	10
	M.	Consultation with Compliance Officer	11
	N.	Transactions under Rule 10b5-1 Plans	11

IV.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS FOR SECTION 16 INDIVIDUALS		13
	A.	Public Resales – Rule 144	13
	B.	Private Resales	14
	C.	Restrictions on Purchases of Company Securities	14
	D.	Disgorgement of Profits on Short-Swing Transactions – Section 16(b)	14
	E.	Restriction on Sales Following Buy-Back Announcement	15
	F.	Filing Requirements	15

V.	POST-TERMINATION TRANSACTIONS		16

VI.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS		16
	A.	Civil and Criminal Penalties	16
	B.	Company Discipline	17
	C.	Reporting of Violations	17

VII.	INQUIRIES		17

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I.	PURPOSE OF THE INSIDER TRADING POLICY

The purpose of this Insider Trading Policy (this “Policy”) is to set forth guidelines which each employee, officer and director of Monster Beverage Corporation and its subsidiaries (“Monster Beverage” or the “Company”), and their family members, must follow in order to comply with federal and state securities law governing trading in Monster Beverage securities and tipping or disclosing material nonpublic information to outsiders. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

II.	CERTIFICATION

Each director, officer and employee of the Company is required to certify initial receipt and adherence to the Insider Trading Policy. (See Initial Certification, Exhibit A). All directors, officers and employees are bound by the Policy regardless of whether they sign the initial certification.

III.	THE USE OF INSIDE INFORMATION WHEN TRADING IN SECURITIES
A.	General Rule

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. These laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of its securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material nonpublic information, that employee or director is prohibited from buying or selling stock in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the stock price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have. In fact, it is more than unfair: it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material nonpublic information.

What do these terms mean? Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. Information is nonpublic if it is internal company information that has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full business day following the Company’s widespread public release of the information.  Therefore, insiders may trade beginning on the third business day following widespread public release of such information. For example, if the Company were to make a public disclosure or announcement on a Thursday, insiders should not trade in Company securities until Tuesday.

Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities, unless such person will not trade in company securities and will not disclose such information or make any recommendation regarding buying or selling. This is called “tipping.” The person making the disclosure is called a “tipper” and the person making the trade is called a “tippee.” In the case of tipping, both the tipper and the tippee may be held liable. While it is not possible to specifically identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

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Financial performance, including, but not limited to, quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity, including, but not limited to, financial achievements or milestones;

•	Earnings projections and strategic plans;
•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries;
•	New major contracts, collaborations, orders, suppliers, customers, or financing sources, or the loss thereof;
•	Major discoveries or significant changes or developments in products or product lines;
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
•	Significant pricing changes;
•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;
•	Significant changes in executive management;
•	Significant cybersecurity events;
•	Significant labor disputes or negotiations;
•	Actual or threatened major litigation, or the resolution of such litigation; and
•	Major, non-public regulatory developments that may impact the Company’s business.

The rule applies to any and all transactions in the Company’s securities, including its common stock and warrants to purchase common stock, and any other type of securities that the

Company may issue, such as restricted stock, restricted stock units, deferred stock units, preferred stock, convertible debentures, warrants, stock appreciation rights and exchange-traded options or other derivative securities.

The U.S. Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. See Section V below for details about potential civil, criminal and disciplinary sanctions.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.

B.	To Whom Does the Policy Apply?

The prohibition against trading on inside information applies to directors, officers and all other employees of the Company and its subsidiaries (and the family members of such individuals and partnerships, limited liability companies, corporations and/or trusts that such an individual directly or indirectly controls), and to other people who gain access to that information.  Because of their access to confidential information on a regular basis, Company Policy subjects its directors and certain employees (the “Window Group” and “Pre-Clearance Group” as defined below) to additional restrictions on trading in the Company securities.  The additional restrictions for the Window Group and Pre-Clearance Group are discussed in Sections I and K below.  In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

The Company will designate certain persons on an exhibit which will be identified as Annex 1 (“Section 16 Individuals”) as the directors, officers, and persons owning more than ten percent of any registered class of the Company’s equity securities who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act of 1934 (the “Exchange Act”). Section 16 Individuals are part of the Pre-Clearance Group and must obtain prior approval of all trades in Company securities from the Compliance Officer (as hereinafter defined) in accordance with the procedures set forth in Section K below. The Company’s designated Compliance Officer will amend Annex 1 from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

The Company will designate certain persons on an exhibit which will be identified as Annex 2 (“Compliance Individuals”) because of their position with the Company and/or their access to material nonpublic information. Compliance Individuals are part of the Pre-Clearance Group and must obtain the prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section K below. The Compliance Officer will amend Annex 2 from time to time as necessary to reflect the addition, resignation or departure of Compliance Individuals.

Section 16 Individuals and Compliance Individuals who wish to sell Company securities are strongly encouraged, but not required, to sell their securities pursuant to a predetermined written plan adopted prior to each fiscal or calendar year, which is approved by the Compliance Officer, specifies the dates and amounts of securities to be sold, and cannot be modified during the year. To the extent possible, Section 16 Individuals and Compliance Individuals should retain all records and documents that support their reasons for making each trade.

Consultants and contractors will be required to sign confidentiality agreements which will include to the extent deemed appropriate by the Company required adherence to this Policy as part of the engagement.

C.	No Trading Allowed in Other Companies’ Securities When in Possession of Material Nonpublic Information

The same rules apply to other companies’ securities. Employees and directors who learn material information about suppliers, customers, competitors or others through their work at the Company must keep it confidential and not buy or sell securities of such companies until the information becomes public. Employees and directors also may not give tips about such securities.

D.	No Trading in Exchange Traded Options

The insider trading prohibition also applies to trading in exchange-traded options, such as put and call options. Options trading is highly speculative and very risky. Buyers of options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC and the public that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.

If the SEC were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options on the Company stock.

E.	Monster Beverage Employee, Consultant and Director Stock Options, Restricted Stock Units, and Deferred Stock Units

1.Employee, Consultant and Director Stock Options. This Policy does not apply to the exercise of an employee, consultant or director stock option, or to the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. However, stock that was acquired upon exercise of a stock option or warrant will be treated like any other stock, and may not be sold by an employee, consultant or director to the extent such person otherwise may not sell Company stock under this Policy.

This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock Units. This Policy does not apply to the vesting of a restricted stock unit, or to the withholding by the Company of shares otherwise deliverable to you to satisfy the Company’s withholding obligation with respect to shares otherwise deliverable to you. However, stock that was acquired in settlement of a vested restricted stock unit will be treated like any other Company stock, and may not be sold by an employee, consultant or director (including in order to satisfy such person’s tax withholding obligation) to the extent such person otherwise may not sell Company stock under this Policy.

3.Deferred Stock Units. This Policy does not apply to the vesting of a deferred stock unit, or to the withholding by the Company of shares otherwise deliverable to you to satisfy the Company’s withholding obligation with respect to shares otherwise deliverable to you. However, stock that was acquired in settlement of a vested deferred stock unit will be treated like any other Company stock, and may not be sold by an employee, consultant or director (including in order to satisfy such person’s tax withholding obligation) to the extent such person otherwise may not sell Company stock under this Policy.

F.	No Margin Accounts or Pledges

The Company prohibits employees and directors from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities. These restrictions are necessary because securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and pledged securities may be sold without the customer’s consent if the customer defaults on an obligation; in each case, such sales may occur at a time when an employee or a director had material nonpublic information or is otherwise not permitted to trade in Company securities. Notwithstanding the foregoing or anything herein to the contrary, an employee or director may pledge Company securities for collateral as a loan (other than margin debt) so long as he or she can demonstrate to the Compliance Officer that he or she (1) is an Accredited Investor (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and (ii) has the financial capacity to repay the loan without resort to the pledged securities.

G.	No Short Sale or Hedging

All directors, officers and employees of the Company are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within usual and customary settlement periods. This type of activity is inherently speculative in nature and it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major Company announcement or event.

Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company’s equity securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

H.	General Guidelines and Procedures

The following general guidelines and procedures must be adhered to by Monster Beverage employees, officers and directors in order to ensure compliance with applicable antifraud laws and with the Company’s policies. These general guidelines and procedures do not limit the applicability of any other portion of this Policy.

1.Nondisclosure. Material nonpublic information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it or as contemplated by the next sentence. No one may “tip” or disclose material nonpublic information concerning the Company to any outside person (including, but not limited to, family members, analysts, individual investors, other members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Compliance Officer and/or the Board of Directors of the Company (the “Board”). In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

In addition, care should be taken so that Company information is secure. For example, files containing Company information should be sealed and access to computer files containing such information should be restricted.

No one may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except to advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all directors and officers from giving trading advice concerning the Company to third parties even when the director or officer does not possess material nonpublic information about the Company.

2.Trading in the Company’s Securities. No employee, officer or director of the Company may place a purchase or sale order or make any recommendation regarding the Company’s securities to another person when he or she has knowledge of any material nonpublic information concerning the Company. Employees who possess material nonpublic information are encouraged to wait until the start of the third business day after the information has been publicly released before trading.

3.Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders. Although this Policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.Trading in Other Securities. No employee or director may place a purchase or sale order or make any recommendation to another person with respect to the securities of another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that may affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

I.	Additional Restrictions on Trading by the Window Group

1.Window Group. The “Window Group” consists of (i) the directors, executive officers, senior vice presidents of the Company (other than senior vice presidents specifically excluded from the Window Group by the Compliance Officer) and their secretaries, (ii) Compliance Individuals; and (iii) such other persons as may be designated from time to time and informed of such status by the Compliance Officer.

2.Restrictions on Trading. In addition to the other restrictions set forth in this Policy, the Window Group is subject to the following restrictions on trading in Company securities (and members of the “Pre-Clearance Group” must further comply with Section K below):

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trading is permitted from the beginning of the third business day after the Company files a Form 8-K with the SEC that discloses Quarterly or Annual Earnings. Trading shall stop on the 15th day of the last month of each Quarter or Year end (the “Window”), subject to the restrictions below;

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no trading in Company securities even during applicable trading Windows while in the possession of material nonpublic information. Persons possessing such information may trade during a trading Window beginning on the third business day after the Company’s widespread public release of all such material nonpublic information;

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no trading (except in the limited circumstances described in Section III.E) in Company securities outside of the applicable trading Windows or during any special blackout periods that the Compliance Officer may designate. No one may disclose to any outside third party that a special blackout period has been designated;

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bona fide gifts of Company securities are permitted outside of the applicable trading Window with the prior written approval of the Compliance Officer. Because the circumstances under which a gift may be considered bona fide vary based on context, individuals are required to consult the Compliance Officer when contemplating a gift. For example, a donor of securities could violate securities laws if the donor gifts Company securities in fraudulent breach of a duty of trust and confidence when the donor was aware of material nonpublic information about the security or issuer, and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such information; and

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the Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading Windows (but not during special blackout periods) due to financial hardship or other hardships (see Section K.3 below for more information). No exceptions will be granted for, nor will any exception that is granted allow, trading while applicable individuals are actually aware of material nonpublic information.

J.	Insider Trading Compliance Officer

The Company has designated certain legal counsels of the Company, or if such position is not occupied, the Chief Financial Officer, to be the Compliance Officer (the “Compliance Officer”) under this Policy, subject to replacement at the discretion of the Board. The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Individuals and Compliance Individuals, and other trades to the extent contemplated herein, in accordance with the procedures set forth in Section K below.

In addition to the trading approval duties described in Section K below, the duties of the Compliance Officer will include the following:

1.Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

2.Responding to all inquiries relating to this Policy and its procedures.

3.Designating and announcing special trading blackout periods during which no Window Group members may trade in Company securities.

4.Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

5.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act; and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

6.Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

7.Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

8.Maintaining the accuracy of the list of Section 16 Individuals and Compliance Individuals as reflected on Annexes 1 and 2, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

9.Preparing an annual report for the Board regarding the operation of the Policy.

The Compliance Officer may designate one or more individuals, which may include internal or external counsel, the internal auditor or the Chief Financial Officer, who may perform the Compliance Officer’s duties.

The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the Chief Financial Officer.

K.	Procedures for Approving Trades by Persons in the Pre-Clearance Group and Hardship Cases

1.Pre-Clearance Group. The “Pre-Clearance Group” consists of (i) Section 16 Individuals and their secretaries and (ii) such other persons as may be designated from time to time and informed of such status by the Compliance Officer.

2.Pre-Clearance Group Trades. No person in the Pre-Clearance Group may trade in Company securities unless and until:

(a)the person would be permitted to engage in the trade in compliance with Section I.2 above;

(b)the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);

(c)the person trading has represented to the Compliance Officer that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

(d)the Compliance Officer has approved the trade(s), and has indicated the approval in writing; and

(e)to the extent a Section 16 Individual, the person trading has complied with the Mandatory Broker Procedures set forth in Section L below.

3.Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships. No exceptions will be granted for, nor will any exception that is granted allow, trading while applicable individuals are actually aware of material nonpublic information. Such authorizations may only occur after:

(a)the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

(b)the person trading has represented to the Compliance Officer in writing no earlier than two business days prior to the proposed trades(s) that he or she is not in possession of material nonpublic information concerning the Company; and

(c)the Compliance Officer has approved the trades and has indicated the approval in writing. Only the Compliance Officer’s approval is necessary for hardship trades by insiders who are not in the Pre-Clearance Group.

4.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by the Pre-Clearance Group or hardship applicants. The Compliance Officer may reject any trading requests at his or her sole discretion.

5.Duration of Pre-Clearance. Approval of the proposed trade(s) by the Compliance Officer is valid only for a limited time period during the applicable trading window, as determined by the Compliance Officer. If the transaction order is not placed and executed within the period indicated by the Compliance Officer, approval of such trade(s) must be re- requested.

L.	Mandatory Broker Procedures for Section 16 Individuals

A knowledgeable, alert broker can act as a gatekeeper for Section 16 Individuals, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

The Company will require that Section 16 Individuals and their brokers sign the Broker Instruction/Representation Form attached hereto as Exhibit B, which imposes the following two requirements on the broker handling your transaction in Monster Beverage securities:

•	Not to enter any order (except for orders under pre-approved plans) without
–	first verifying with the Company that your transaction was pre-cleared; and
–	complying with the brokerage firm’s compliance procedures (including Rule 144); and
•	To report immediately to the Compliance Officer the details of every transaction involving Company securities, including gifts and transfers via telephone and in writing (via e-mail or fax).

Please sign and have your broker sign the Broker Instruction/Representation Form attached hereto as Exhibit B and return it to the Compliance Officer no later than five business days after receiving this Policy so that we can work out with your broker a coordinated procedure. In the event that a broker does not agree to execute Exhibit B, the Compliance Officer may in his or her sole discretion accept an alternative Broker Instruction/Representation Form imposing similar requirements on the broker.

M.	Consultation with Compliance Officer

Any person who is unsure whether the information that they possess is material and/or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

N.	Transactions under Rule 10b5-1 Plans

Implementation of a trading plan under Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 Plan that meets the requirements listed below may generally be executed even though the person who established the Rule 10b5-1 Plan may be in possession of material nonpublic information at the time of the trade.

A Rule 10b5-1 Plan may only be established during a trading Window, when a person is not in possession of material nonpublic information and when a special blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit it to the Compliance Officer for prior, written approval. Subsequent modifications (by formal amendment or otherwise) and terminations of any Rule 10b5-1 Plan must also be pre-approved by the Compliance Officer. The actual transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not, however, be subject to the pre-clearance procedures for transactions in Company stock and may occur outside of trading Windows and during special blackout periods.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

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The Rule 10b5-1 Plan must be in writing and may only be adopted, modified or willfully terminated during a trading Window, when the individual is not in possession of material nonpublic information and when a special blackout period is not in effect (for the avoidance of doubt, a Rule 10b5-1 Plan that expires pursuant to its previously agreed terms may expire during a blackout period);

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The Rule 10b5-1 Plan must be adopted, modified or terminated in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the individual must act in good faith with respect to the Rule 10b5-1 Plan throughout its duration;

•	The Rule 10b5-1 Plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
•	The individual adopting the Rule 10b5-1 Plan must not have the ability to influence how, when or whether to make purchases or sales after the Rule 10b5-1 Plan is adopted;
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All Section 16 Individuals must certify, before adopting, modifying or terminating a Rule 10b5-1 Plan, that he or she (i) is not aware or in possession of material nonpublic information about the Company or its securities, and (ii) is adopting, modifying, or terminating the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, including, but not limited to, the prohibitions of Rule 10b-5;

•	No individual may have more than one Rule 10b5-1 Plan covering the same time period, except as follows:
o

Two, separate Rule 10b5-1 Plans may be maintained simultaneously if one of them is a successor Rule 10b5-1 Plan under which trades are not scheduled to begin until the completion or expiration of the predecessor Rule 10b5-1 Plan. If the predecessor Rule 10b5-1 Plan is terminated early, trading under the successor Rule 10b5-1 Plan cannot commence until the applicable cooling-off period has run from the termination date of the predecessor Rule 10b5-1 Plan;

o

A series of separate contracts with different broker-dealers or other agents acting on behalf of an individual (other than the Company) to execute trades thereunder may be treated as a single Rule 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to Rule 10b5-1; or

o

In addition to a Rule 10b5-1 Plan, an individual may use sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and the insider does not otherwise exercise control over the timing of such sales. Note that this exception does not extend to sales incident to the exercise of option awards.

•	Except for Rule 10b5-1 Plans that provide for a sell-to-cover transaction as described in Rule 10b5-1, the individual may not have more than one single-trade

Rule 10b5-1 Plan (i.e., a trading plan designed to effect a trade in a single transaction) during any consecutive 12-month period1;

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For Section 16 Individuals, transactions under a Rule 10b5-1 Plan may not commence until the later of (i) 90 days following the adoption or modification of a Rule 10b5-1 Plan or (ii) 2 business days following the disclosure in a periodic report (on Form 10-Q or 10-K) of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified; for all other individuals, transactions under a Rule 10b5-1 Plan may not commence until 30 days following the adoption or modification of a Rule 10b5-1 Plan.

•	A copy of the executed version of any pre-approved Rule 10b5-1 Plan must be provided to the Compliance Officer for retention in accordance with the Company’s record retention policy.

The use of Rule 10b5-1 Plans does not obviate the need to file a Form 144 or Forms 3, 4 or 5, and Section 16 Individuals are required to indicate on any Form 4 or Form 5 if a transaction reported on that form was made under a Rule 10b5-1 Plan and provide the date that the Rule 10b5-1 Plan was adopted. In addition, the Company is required to publicly disclose whether any Section 16 Individual has adopted, modified or terminated a Rule 10b5-1 Plan during the previous fiscal quarter. The Company is required to describe the material terms of each Rule 10b5-1 Plan that is adopted, modified or terminated, including the name and title of the director or officer, the date the Rule 10b5-1 Plan was adopted, modified or terminated, the Rule 10b5-1 Plan’s duration and the total amount of securities to be purchased or sold under the Rule 10b5-1 Plan. The Company is not, however, required to disclose any information relating to the pricing terms of any Rule 10b5-1 Plan. The Company will also consider whether public announcement of any Rule 10b5-1 Plan should be made at the time it is established.

IV.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS FOR SECTION 16 INDIVIDUALS
A.	Public Resales – Rule 144

The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resales by any person of “restricted securities” (i.e., securities acquired in a private offering) and (ii) for public resales by officers, directors and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

1Note that a plan is not designed to effect a single transaction where the plan (a) leaves the person’s agent discretion over whether to execute the plan as a single transaction, or (b) provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into (such as a plan to execute specified sales or purchases at each of several given future stock prices) and it is reasonably foreseeable at the time the plan is entered into that it may result in multiple transactions.

Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

(a)	Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
(b)

Holding Period. Restricted securities must be held and fully paid for by the seller for a period of at least six months prior to the sale. The holding period commences when securities are purchased from the Company, or an affiliate. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities generally can be “tacked” to the seller’s holding period in determining if the six-month requirement has been satisfied.

(c)

Volume Limitations. The amount of securities which can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

(d)	Manner of Sale. The securities must be sold in unsolicited brokers’ transactions or directly to a market-maker.
(e)

Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements.”

The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for in cash) their restricted shares for at least one year and who were not affiliates during the three months preceding the sale under Rule 144.

B.	Private Resales

Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Compliance Officer.

C.	Restrictions on Purchases of Company Securities

In order to prevent market manipulation, the SEC has adopted Rule 10b-18 under the Exchange Act and Regulation M. Rule 10b-18 and Regulation M set forth guidelines and regulations for purchases of Company stock by the Company or its affiliates in stock buyback programs, while a stock buyback program is occurring or during a public distribution of Company securities. While the guidelines generally are optional to employees and directors, compliance with them provides insulation from a stock manipulation charge. You should consult with the Compliance Officer, if you desire to make purchases of Company stock during any period that the Company is making a public offering or buying stock from the public.

D.	Disgorgement of Profits on Short-Swing Transactions – Section 16(b)

Section 16 of the Exchange Act applies to Section 16 Individuals. The section is intended to deter such persons from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Section 16 Individuals to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements,” below). Section 16(b) further requires Section 16 Individuals to disgorge to the Company any “profit” resulting from “short-swing” transactions, as discussed more fully below. Section 16(c) effectively prohibits Section 16 Individuals from earning any profits on short sales (see “No Short Sales,” above).

Under Section 16(b), any profit realized by a Section 16 Individual on a “short-swing” transaction (i.e., generally a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section. If the Company fails to enforce its rights, a plaintiffs bar has developed which monitors Section 16(b) disclosures and takes steps to force the Company to enforce its rights.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 Individual intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 Individual realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 Individual may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Compliance Officer, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

E.	Restriction on Sales Following Buy-Back Announcement

For a period of 15 calendar days following the announcement of a Company funded open market buy-back program, no Section 16 Individual shall be permitted to sell his or her stock.

F.	Filing Requirements

1.Forms 3, 4 and 5. Under Section 16(a) of the Exchange Act, Section 16 Individuals must file with the SEC and any stock exchange on which the Company’s equity securities are quoted public reports disclosing their holdings of and transactions involving, the Company’s equity securities. The Company strongly urges all Section 16 Individuals to notify the Compliance Officer, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company equity securities and to avail themselves of the assistance available from the Compliance Officer and the Company’s legal counsel in satisfying the reporting requirements. Information regarding the filing of forms by Section 16 Individuals has previously been distributed to such individuals and is available from the Compliance Officer. YOU SHOULD NOTE THAT THE DEADLINE FOR FILING A FORM 4 IS TWO DAYS AFTER THE TRANSACTION WHICH REQUIRES THE FORM TO BE FILED. In addition, the class of reportable Form 4 transactions includes the grants, cancellations and re- pricings of stock options and other transactions that are exempt from “short-swing profit” recovery. Any Section 16 Individual who conducts any transaction in securities of the Company should immediately contact the Compliance Officer.

2.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13G by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

3.Form 144. As described above under the discussion of Rule 144, a seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless (i) the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 or (ii) the seller is not at the time of the sale, and has not been for the three months preceding such date, an affiliate of the Company and, if the securities to be sold are restricted securities, such restricted securities have been held (and fully paid for) for at least one year.

V.	POST-TERMINATION TRANSACTIONS

This Policy applies even after termination of employment or service with the Company and/or its subsidiaries. If an individual is in possession of material nonpublic information when his or her employment or service terminates, that person may not trade in Company securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

VI.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. In addition, violators may be barred for life from working in certain positions at public companies. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.	Company Discipline

Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer.

VII.	INQUIRIES

Please direct all inquires regarding any of the provisions or procedures of this Policy to the Compliance Officer at Paul.Dechary@Monsterenergy.com.

Exhibit A

MONSTER BEVERAGE CORPORATION

INITIAL CERTIFICATION

The undersigned hereby certifies that he/she has read, understands and agrees to comply with the Insider Trading Policy, a copy of which was distributed with this certificate.

Signature:

Name:
(Please Print)

Title or Department:

Date:

Exh. A-1

Exhibit B

BROKER INSTRUCTION/REPRESENTATION FORM

TO:[Broker]

FROM:[Your Name]

RE:	Pre-clearance Procedure for All Transactions, Including Transfers, etc. Involving Monster Beverage Corporation Securities

In order to comply with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, as amended, Monster Beverage Corporation (the “Company”) has instituted compliance procedures which require you to sign this form and immediately return it to the Company.

1.

I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all my transactions (including those of my family members and other entities attributable to me under Section 16) involving the Company’s stock, including transfers such as gifts and other changes in beneficial ownership.

2.

Prior to executing any instruction from me involving securities of the Company, you agree that you will verify with the Company that my proposed order or instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.

3.

Immediately upon execution of any transaction or instruction involving securities of the Company, you agree to provide all the details of the transaction to the Company, both by telephone and in writing (by e-mail).

I agree to comply with all the above procedures.

by Broker	(Section 16 Individual)
PRINT Name	Print Name
Brokerage Firm Name
Address
Phone
e-Mail
Fax No.

by Branch Manager
Print Name

Please immediately sign and email this form to Paul J. Dechary at Monster Energy Company at Paul.Dechary@Monsterenergy.com and mail an original copy to Paul J. Dechary at 1 Monster Way, Corona, California 92879.

Exh. B-1